Exhibit 10.9

January 17, 2006

Kenneth G. Hudak

2527 Douglaston Glen

Escondido, CA92026

Re:	Change in Control Letter Agreement

Dear Ken:

BakBone Software, Inc. (the “Company”) desires, for its continued success, to have the benefit of experienced management personnel. The Board of Directors of the Company therefore believes that it is in the best interests of the organization that, in the event of any prospective Change in Control (as hereinafter defined) of the Company, you be reasonably secure in your employment and position with the Company. In addition, in the event of a Change in Control, the Board of Directors also wants to enable you to exercise independent judgment as to the best interests of the Company and its stockholders without the distraction of any personal uncertainties or risks regarding your continued employment with the Company. In consideration of the foregoing, we are offering you the additional benefits outlined below:

Definition of “Change in Control.”

For purposes of this Letter Agreement, a Change in Control shall consist of any one or more of the following events (whether in a single transaction or a series of related transactions): (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (iii) any transaction as a result of which any person or related group of persons becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities (other than as a result of the new issuance of securities by the Company in any transaction or series of related transactions determined by the Board of Directors to be for the primary purpose of raising capital); or (iv) a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) following the consummation of the transaction or series of related transactions, members of the Board of Directors of the Company prior to such transaction constitute a majority of the members of the Board of Directors of the continuing or surviving entity.

Change of Control Benefits.

If, within twelve (12) months following the consummation of the Change in Control, you are either terminated by the Company (which term shall hereinafter also refer to and include any successor entity) without Cause (as hereinafter defined) or you voluntarily terminate your employment with the Company for “Good Reason” (as hereinafter defined), and provided you execute a general release in a form provided by the Company at the time of termination, you will be entitled to receive the following benefits:

Severance Benefits.

You will be entitled to receive a severance payment in an amount equal to six (6) months of your then-current base salary in effect as of the date of such termination (less applicable withholding). At the Company’s discretion, the severance payment may be paid to you in a lump sum or on a periodic basis in accordance with the Company’s regular payroll practices, provided, however, that all amounts must be paid no later than the 15th day of the third month following the end of the calendar year in which your termination of employment occurred.

Continuation of Benefits.

In addition, the Company will provide for the continuation of your healthcare benefits in effect at the time of the termination (including medical, dental and vision) pursuant to COBRA for a six- month period in the event your severance payment is paid on a periodic basis. If the severance payment is paid in a lump sum, you would be responsible for the conversion and payment of premiums under COBRA. Your receipt of these benefits is conditioned on your completing all necessary documentation on a timely basis necessary to obtain or maintain such coverage under COBRA. In addition, the Company shall have the authority to delay the provision of any benefits until six (6) months after the date of your termination to the extent required by Section 409A (or regulations or rulings thereunder) of the Internal Revenue Code of 1986, as amended (the “Code”), as reasonably determined by the Company, and you will be reimbursed for any premiums or other expenses which you were required to pay during the six (6) month period following the date of termination in order to maintain such benefits. In no event will the Company be obligated by this Letter Agreement to provide more than six (6) months of continued healthcare benefits at its own expense.

Acceleration of Option Vesting.

Any unvested options you hold to purchase shares of the Company’s capital stock outstanding at the time you are either terminated by the Company without “Cause” or voluntarily terminate your employment with the Company for “Good Reason” will become fully vested and exercisable pursuant to the terms and conditions of your Stock Option Agreement. The following table indicates the number of stock options you currently hold which are not vested as of the date of this Letter Agreement and thus are hereby covered by the provisions of this section:

Grant Date	Price (CN$)	Number of Options
04/24/2003	$1.35	6,500
04/23/2004	$3.20	52,500

Finally, any future grant to you of options to purchase shares of the Company’s capital stock will include the appropriate language providing that any of the related unvested options outstanding at the time you are either terminated by the Company without “Cause” or voluntarily terminate your employment with the Company for “Good Reason” as the result of a Change in Control as defined herein will become fully vested and exercisable pursuant to the terms and conditions of the related Stock Option Agreement.

Definition of “Cause.”

As used in this Letter Agreement, the term “Cause” shall have the meaning, with respect to the termination of your employment by the Company, expressly set forth in any then-effective written agreement regarding your employment between you and the Company, or in the absence of such then-effective written agreement and definition, shall mean termination of your employment as a result of your: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

Definition of “Good Reason.”

As used in this Letter Agreement, the term “Good Reason” shall mean the termination of your employment by you following the occurrence of any of the following events or conditions (unless otherwise consented to by you, provided that you shall be deemed to have consented to any such event or condition unless you provide written notice of your non-acquiescence within thirty (30) days of the effective time of such event or condition): (i) a change in your responsibilities or duties which represents a material and substantial diminution in your responsibilities or duties as in effect immediately preceding the consummation of the Change in Control; (ii) a reduction in your base salary to a level below that in effect at any time within six (6) months preceding the consummation of a Change in Control or at any time thereafter; provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to yours by the same percentage amount shall not constitute such a salary reduction; or (iii) requiring you to be based at any place outside a fifty (50) mile radius from your job location or residence prior to the Change in Control, except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control.

Notwithstanding anything herein to the contrary, nothing contained in this Letter Agreement shall provide you with any right to be continuously employed by the Company for any specific period and your employment shall continue to be terminable “at will” for any reason or no reason, with or without Cause or prior notice.

Notwithstanding any other provision of this Letter Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Letter Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of the termination of your employment or, if earlier, the date of death. In the event the payment(s) are delayed as set forth above, the Company will pay the amount(s) due in a lump sum payment and forego its right to elect to pay on a periodic basis.

The Company shall deduct and withhold from any amounts payable to you hereunder any amounts required to be deducted or withheld by the Company under the provisions of any applicable federal, state or local statute, law, regulation, ordinance or order (including, without limitation, any applicable exercise tax pursuant to Section 4999 of the Code).

Miscellaneous.

The rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflict of laws principles. None of your rights or benefits, or obligations or duties of the Company to you, may be assigned or transferred by you without the consent of the Company. Any provision herein may be modified, terminated or waived only by a written agreement executed by the party against whom enforcement is sought. If any provision of this Letter Agreement shall be held invalid, the remainder of this Letter Agreement shall not be affected thereby. Each party shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Letter Agreement. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all together of which shall constitute one and the same instrument. This Letter Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes any outstanding agreements pertaining to the subject matter hereof.

We ask that you acknowledge your receipt of this Letter Agreement and your agreement to its terms and conditions by signing and dating this Letter Agreement within seven days of receipt and return an executed copy to John Fitzgerald, BakBone Software, Inc., 9540 Towne Center Drive, San Diego, CA 92121.

BakBone Software, Inc.	Acknowledged, agreed and accepted by:

/s/ James R. Johnson	/s/ Kenneth G. Hudak
James R. Johnson	Print Name Kenneth G. Hudak
President and Chief Executive Officer

Date January 17, 2006	Date January 17, 2006